Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, LB 82, Dallas, Texas 75251 (214) 368-2084 FAX (214) 368-2087

EXCO RESOURCES, INC. ANNOUNCES EQUITY OFFERING PLAN

DALLAS, TEXAS, July 24, 2006…EXCO Resources, Inc. (NYSE:XCO) intends to pursue an initial public offering of units representing limited partner interests of a master limited partnership (MLP) subsidiary being formed by EXCO to acquire Winchester Energy Company, Ltd. and its affiliated entities from Progress Energy, Inc. and also certain assets from EXCO, all of such assets being located in East Texas and North Louisiana.  EXCO plans to sell an approximate 50% interest in the MLP and retain 50%.  Net proceeds will be used to repay indebtedness incurred in connection with the acquisitions.  The offering is expected to include a rights offering of MLP units to holders of EXCO’s common stock and standby purchasers in respect of the rights offering and an underwritten public offering of MLP units.  The MLP units retained by EXCO and the general partner of the MLP will have terms identical to those offered to EXCO’s shareholders and to the public.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.  Any offers, solicitations of offers to buy, or any sales of securities will only be made in accordance with the registration requirements of the Securities Act of 1933 or an exemption therefrom.  This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Colorado, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX  75251, telephone number (214) 368-2084, or by visiting our website at www.excoresources.com.  Our SEC filings and press releases can be found under the Investor Relations tab.

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This release may contain forward-looking statements relating to future financial results or business expectations.  Business plans may change as circumstances warrant.  Actual results may differ materially from those predicted as a result of factors over which EXCO has no control.  Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions.  These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.